EXHIBIT 10.9

This instrument was prepared by

and upon recordation should be

returned to:

M. Christine Graff, Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

AMENDED AND RESTATED

MORTGAGE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED MORTGAGE AND SECURITY AGREEMENT (“Mortgage”) is made and executed the 21st day of November, 2006, by CONTINENTAL TOWERS, L.L.C., a Delaware limited liability company, whose mailing address is c/o CTA General Partner, L.L.C., 218 Flintlock Drive, Lakewood, NJ 08701 and CONTINENTAL TOWERS ASSOCIATES III, L.L.C., a Delaware limited liability company, whose mailing address is c/o CTA General Partner, L.L.C., 218 Flintlock Drive, Lakewood, NJ 08701 (collectively, “Mortgagor”) to, in favor of and for the benefit of PGRT EQUITY, L.L.C., a Delaware limited liability company, whose mailing address is 77 W. Wacker Drive, Suite 3900, Chicago, IL 60601 (“Lender”), and pertains to the real estate (“Real Estate”) described on Exhibit A attached hereto and made a part hereof.

ARTICLE ONE

RECITALS

1.1	Note.

Lender, as successor in interest to General Electric Capital Corporation and Great Oak LLC, made a loan to Mortgagor, as successor in interest to Chicago Title Land Trust Company, as successor trustee under Trust No. 40935 established pursuant to a Trust Agreement dated July 26, 1977, which is evidenced by that certain 1997 Promissory Note having an effective date of December 12, 1997 (the "Original Note"). Mortgagor has executed and delivered to Lender a Promissory Note (the “Note”) of even date herewith which amends and restates the Original Note in its entirety. In the Note, Mortgagor promises to pay to the order of Lender the original principal sum of One Hundred Sixty-Three Million One Hundred Three Thousand Ninety-Nine and 24/100 Dollars ($163,103,099.24) (the “Loan”). This Mortgage secures the Loan. From date hereof the Loan shall be repaid with interest thereon, in monthly installments as set forth in the Note, and the entire unpaid principal balance and all accrued interest thereon shall be due and payable on January 5, 2013 (the “Maturity Date”). The terms and provisions of the Note are by this reference thereto incorporated herein and made a part hereof.

1.2	Indebtedness.

The indebtedness evidenced by the Note, including principal, interest and all other sums which may at any time be due, owing, or required to be paid under the Note, this Mortgage, and the other Loan Documents (as hereinafter defined) are herein called the “Indebtedness”.

1.3	Loan Documents.

The Original Note was secured by (1) that certain First Mortgage dated as of December 27, 1985 and recorded in the office of the Recorder of Deeds of Cook County on December 30, 1985, as Document Number 85342789 made by Original Borrower in favor of Original Lender, as amended by that certain Third Loan Modification Agreement dated December 1, 1988 and recorded January 10, 1989 as Document Number 89013686, that certain that certain Fourth Loan Modification Agreement dated December 1, 1989 and recorded January 25, 1990 as Document Number 90041713 and that certain Fifth Loan Modification dated December 1, 1990 and recorded March 8, 1991 as Document Number 91105421; as amended and restated by that certain Amended and Restated First Mortgage dated October 1, 1991 and recorded in the Office of the Recorder of Deeds of Cook County on January 2, 1992, as Document Number 92001888, which Amended and Restated First Mortgage was amended by a First Amendatory Agreement recorded in the Recorder's Office as Document Number 93434372, a Second Amendment and the Loan Modification and Amended and Restated Loan Agreement recorded in the Recorder's Office as Document Number 95545031, and a First Amendment to Loan Modification and Amended and Restated Loan Agreement recorded in the Recorder's Office as Document Number 97947240 (as so amended, the "Original Mortgage"), and (2) that certain Supplemental First Mortgage and Security Agreement dated June 1, 1995 and recorded in the Recorder's Office on August 17, 1995 as Document Number 95545032 (the "Supplemental Mortgage").

This Mortgage amends and restates the Original Mortgage and the Supplemental Mortgage in their entirety.

In addition to this Mortgage and the Note, there have been executed and delivered by Mortgagor to and in favor of Lender, as security for the payment of the Indebtedness, certain other loan documents more particularly described on Exhibit B attached hereto and by this reference thereto made a part hereof (the Note, this Mortgage, and all other documents and instruments described on said Exhibit B, whether now or hereafter existing, and as same may be hereafter amended, modified, or supplemented from time to time, are collectively referred to herein as the “Loan Documents”).

ARTICLE TWO

THE GRANT

In order to secure the payment of the sums that are now or may hereafter become owing from Mortgagor to Lender: (i) as the payments required in the Loan Documents, (ii) as a result of the non-performance of any of the terms, provisions, covenants, agreements, and obligations contained herein or under the Loan Documents, or (iii) as a result of a breach of the terms, provisions, covenants, agreements, representations, warranties and certifications made in the Loan Documents (collectively, the “Obligations”) (whether or not the Mortgagor is personally liable for such payment, performance, and observance), and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid by Lender to the Mortgagor, the Recitals hereinabove stated in Article One, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby grants, bargains, sells, assigns, warrants, releases, aliens, transfers, conveys and mortgages to Lender and its successors and assigns a present and continuing lien upon and security interest in and to all of the following rights, interests, claims, and property (collectively the “Premises”):

(a)           all the Real Estate described in Exhibit A attached hereto and by this reference incorporated herein and made a part hereof;

(b)           all buildings, structures, and other improvements now or hereafter constructed, erected, installed, placed or situated upon the Real Estate (collectively the “Improvements”);

(c)           all estate, claim, demand, right, title, and interest of Mortgagor now owned or hereafter acquired, including without limitation, any after-acquired title, franchise, license, remainder or reversion, in and to (i) any land or vaults lying within the right-of-way of any street, avenue, way, passage, highway, or alley, open or proposed, vacated or otherwise, adjoining the Real Estate; (ii) any and all alleys, sidewalks, streets, avenues, strips and gores of land adjacent, belonging or appertaining to the Real Estate and Improvements; (iii) all rights of ingress and egress to and from the Real Estate and all adjoining property; (iv) storm and sanitary sewer, water, gas, electric, railway, telephone, and all other utility services relating to the Real Estate and Improvements; (v) all land use, zoning, developmental rights and approvals, all air rights, water, water rights, water stock, gas, oil, minerals, coal, and other substances of any kind or character underlying or relating to the Real Estate or any part thereof; and (vi) each and all of the tenements, hereditaments, easements, appurtenances, other rights, liberties, reservations, allowances, and privileges relating to the Real Estate or the Improvements or in any way now or hereafter appertaining thereto, including homestead and any other claim at law or in equity (collectively the “Appurtenances”);

(d)           all leasehold estates and the right, title, and interest of the Mortgagor in, to and under any and all leases, subleases, management agreements, arrangements, concessions, or agreements, written or oral, relating to the use and occupancy of the Real Estate and Improvements or any portion thereof, now or hereafter existing or entered into, including the Credit Leases described in Section 3.18 (collectively the “Leases”);

(e)           all rents, issues, profits, proceeds, income, revenues, royalties, advantages, avails, claims against guarantors, security and other deposits (whether in cash or other form), advance rentals, and any and all other payments or benefits now or hereafter derived, directly or indirectly, from the Real Estate and Improvements, whether under the Leases or otherwise (collectively the “Rents”); subject, however, to the right, power, and authority (the “License”) granted Mortgagor in the Assignment of Rents and Leases executed by Mortgagor to and in favor of Lender of even date herewith to collect and apply the Rents as provided therein;

(f)           all right, title, and interest of Mortgagor in and to any and all contracts, written or oral, express or implied, now existing or hereafter entered into or arising, in any manner related to the improvement, use, operation, sale, conversion or other disposition of any interest in the Premises, including without limitation all options to purchase or lease the Real Estate or Improvements or any portion thereof or interest therein, or any other rights, interests, or greater estates in the rights and properties comprising the Premises, now owned or hereafter acquired by the Mortgagor (collectively the “Contract Rights”);

(g)           all general intangibles of Mortgagor, including without limitation, goodwill, trademarks, trade names, option rights, permits, licenses, insurance policies and proceeds therefrom, rights of action, and books and records relating to the Real Estate or Improvements (collectively the “Intangible Personal Property”);

(h)           all right, title and interest of the Mortgagor in and to all fixtures, equipment and tangible personal property of every kind, nature or description attached or affixed to or situated upon or within the Real Estate or Improvements, or both, provided the same are used, usable, or intended to be used for or in connection with any present or future use, occupation, operation, maintenance, management or enjoyment of the Real Estate or Improvements (collectively the “Tangible Personal Property”);

(i)            all proceeds of the conversion, voluntary or involuntary, of any of the Premises into cash or other liquidated claims, or that are otherwise payable for injury to, or the taking or requisitioning of the Premises, including all insurance and condemnation proceeds as provided in this Mortgage (collectively the “Proceeds”);

(j)	all Tax and Insurance Deposits (as hereinafter defined);

(k)           all of the Mortgagor’s right, power, or privilege to further hypothecate or encumber all or any portion of the property, rights and interests described in this Article Two as security for any debt or obligation; it being intended by this provision to divest the Mortgagor of the right, power and privilege to hypothecate or encumber, or to grant a mortgage upon or security interest in any of the property hypothecated in or encumbered by this Mortgage as security for the payment of any debt or performance of any obligation without Lender’s prior written consent (the “Right to Encumber”); and

(l)            all other property, rights, interests, estates, or claims of every name, kind, character or nature, both in law and in equity, which Mortgagor now has or may hereafter acquire in the Real Estate and Improvements and all other property, rights, interests, estates or claims of any name, kind, character or nature or properties now owned or hereafter acquired in the other properties and interests comprising the Premises (“Other Rights and Interests”).

Mortgagor agrees that without the necessity of any further act of the Mortgagor or Lender, the lien of and the security interest created in and by this Mortgage shall automatically extend to and include any and all renewals, replacements, substitutions, accessions, products or additions to and proceeds of the Premises and any real property acquired by the Mortgagor which may be contiguous or attached to the Premises and may be required by law or by a tenant of the Premises to be used in or as part of the direct operation of the Premises.

TO HAVE AND TO HOLD the Premises hereby mortgaged and conveyed or so intended, unto Lender, its successors and assigns, forever, free from all rights and benefits under and by virtue of the Homestead Exemption Laws or similar laws of the State or other jurisdiction in which the Premises are located (which rights and benefits are hereby expressly released and waived), for the uses and purposes herein set forth.

THE MORTGAGOR hereby covenants with and warrants to Lender and with the purchaser at any foreclosure sale that at the execution and delivery hereof, Mortgagor owns the Premises and has good, indefeasible estate therein, in fee simple; that the Premises are free from all encumbrances whatsoever (and any claim of any other person thereto) other than those approved and permitted by Lender (“Permitted Exceptions”) which are listed, described and set forth in Schedule B - Section 2 of First American Title Insurance Company’s Lender's Title Insurance Policy NCS-195868 dated May 11, 2005, as updated by a date down endorsement dated as of November 20, 2006, naming Lender as the proposed insured thereunder, including all endorsements thereto, approved by Lender (the “Title Commitment”) and in Schedule B of the Loan Policy of title insurance issued to Lender pursuant to the Title Commitment insuring the lien of this Mortgage (the “Loan Policy”); that it has good and lawful right to sell, convey, mortgage and encumber the Premises; and that Mortgagor and its successors and assigns shall forever warrant and defend the title to the Premises against all claims and demands whatsoever.

PROVIDED, HOWEVER, that if and when Mortgagor has paid all of the Indebtedness, and has strictly performed and observed all of the agreements, terms, conditions, provisions, and warranties contained in this Mortgage and in all of the other Loan Documents, the estate, right, title, and interest of Lender in and to the Premises shall cease and shall be released at the cost of Mortgagor, but otherwise shall remain in full force and effect.

ARTICLE THREE

GENERAL AGREEMENTS

To protect the security of this Mortgage, the Mortgagor further covenants and agrees as follows:

3.1	Recitals.

The recitals set forth above are true and correct and are by reference incorporated herein.

3.2	Obligations.

Mortgagor shall pay promptly each and every sum due to Lender under the Loan Documents either as the payments due under any of the terms thereof, as sums due as a result of the nonperformance of any of the covenants, agreements, and obligations thereof, or as amounts due as a result of a breach of any of the representations, warranties, and certifications contained therein (including fees and charges), at the times and in the manner provided in the Loan Documents. All such sums payable by Mortgagor shall be paid without demand, counterclaim, offset, deduction, or defense. Mortgagor hereby waives all rights now or hereafter conferred by statute or otherwise to any such demand, counterclaim, offset, deduction, or defense.

3.3	Other Payments.

(a)           Mortgagor shall deposit, in addition to the monthly installments of principal and interest required by the Note, monthly until the Indebtedness is fully paid the following sums (collectively, the “Tax and Insurance Deposits”):

(i)            a sum equal to one-twelfth (1/12th) of the annual Taxes (as hereinafter defined) next due on the Premises, all as estimated by Lender (the “Tax Deposits”); and

(ii)          a sum equal to one-twelfth (1/12th) of the annual premium or premiums next payable for the insurance hereinafter required to be maintained on or with respect to the Premises (the “Insurance Deposits”).

(iii)         amounts paid as Tax and Insurance Deposits are herein called “Other Payments”.

(b)           Should the total Tax and Insurance Deposits on hand not be sufficient to pay all of the Taxes and insurance premiums, together with all penalties and interest thereon, when the same become due and payable, then the Mortgagor shall pay to Lender promptly on demand any amount necessary to make up the deficiency. If the total of such Tax and Insurance Deposits exceeds the amount required to pay the Taxes and insurance premiums, such excess shall be credited on subsequent payments to be made for such items.

(c)	All such Tax and Insurance Deposits:

(i)            shall be held by Lender or a depository designated by Lender, in trust, with no obligation to segregate such payments and without any obligation arising for the payment of any interest thereon;

(ii)          shall be held in trust to be applied by Lender for the purposes for which made (as hereinabove provided) subject, however, to the security interest granted Lender therein pursuant to Article Two; and

(iii)	shall not be subject to the direction or control of the Mortgagor.

(d)           Provided that no Event of Default (as hereinafter defined) exists and there are sufficient funds in the Tax and Insurance Deposits, Lender agrees to make the payment of the Taxes or insurance premiums with reasonable promptness following its receipt of appropriate tax and/or insurance bills therefor, or alternatively upon presentation by Mortgagor of receipted (i.e. paid) tax and/or insurance bills therefor, Lender shall reimburse the Mortgagor for such Taxes and insurance premium payments made by the Mortgagor.

(e)           Upon the occurrence of an Event of Default (as hereinafter defined), Lender may, at its option, without being required to do so, apply any Tax and Insurance Deposits on hand on account of any of the Indebtedness, in such order and manner as Lender may elect. When the Indebtedness has been fully paid, then any remaining Tax and Insurance Deposits shall be paid to the Mortgagor.

3.4	Maintenance, Repair, Restoration, Prior Liens, Parking.

The Mortgagor shall and hereby agrees to:

(a)           promptly repair, restore, replace, or rebuild any portion of the Improvements which may become damaged or destroyed, whether or not proceeds of insurance are available or sufficient for such purpose, with all replacements being at least equal in quality and condition as existed prior thereto, free from any security interest therein, encumbrances thereon, or reservation of title thereto;

(b)           keep the Improvements in good condition and repair, without waste, and free from mechanics’, materialmen’s or like liens or claims or other liens or claims of lien;

(c)           complete, within a reasonable time, any Improvements now or hereafter in the process of construction or erection upon the Real Estate;

(d)           comply with all statutes, rules, regulations, orders, decrees, and other requirements of any governmental body, whether federal, state, or local, having jurisdiction over the Premises and the use thereof and observe and comply with any conditions and requirements necessary to preserve and extend any and all rights, licenses, permits (including without limitation zoning variances, special exceptions, and nonconforming uses), privileges, franchises, and concessions that are applicable to the Premises or its use and occupancy;

(e)           make no material alterations in or to the Improvements, except as required in paragraph (d) hereof or otherwise with the written consent of Lender and in conformity with all applicable laws;

(f)           not suffer nor permit any change in the general nature of the occupancy of the Improvements without Lender’s prior written consent;

(g)	pay when due all operating costs of the Improvements;

(h)           not initiate nor acquiesce in any zoning reclassification with respect to the Premises without Lender’s prior written consent;

(i)           provide, improve, grade, surface and thereafter maintain, clean, repair, and adequately light all parking areas upon the Real Estate of sufficient size to accommodate the greater of (a) the amount of standard-size vehicles required by law, ordinance, regulation, or (b) required by the terms of any lease which is subject to the Assignment of Rents and Leases made by Mortgagor to and in favor of Lender of even date herewith, together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress and rights-of-way to and from the adjacent thoroughfares necessary or desirable for the use thereof; and

(j)            forever warrant and defend its title to the Premises and the validity, enforceability and priority of the lien and security interests granted in and by this Mortgage and the other Loan Documents against the claims and demands of all persons.

3.5	Property Taxes and Contest of Liens.

Notwithstanding the Other Payments required by Section 3.3, Mortgagor shall be responsible for the payment, when first due and owing and before delinquency and before any penalty attaches, of all real estate and personal property taxes and assessments (general or special), water charges, sewer charges, and any other charges, fees, taxes, claims, levies, charges, expenses, liens, and assessments, ordinary or extraordinary, governmental or nongovernmental, statutory or otherwise, that may be asserted against the Premises or any part thereof or interest therein (“Taxes”). Notwithstanding anything contained herein to the contrary, Mortgagor may, in good faith and with reasonable diligence, contest the validity or amount of any such Taxes as well as any mechanics’, materialmen’s, or other liens or claims of lien upon the Premises (collectively “Contested Liens”), provided that:

(a)           such contest shall have the effect of preventing the collection of the Contested Liens and the sale or forfeiture of Premises or any part thereof or interest therein to satisfy the same; and

(b)           Mortgagor shall first notify Lender in writing of the intention of Mortgagor to contest the same before any Contested Liens have been increased by any interest, penalties, or costs.

3.6	Tax and Lien Payments by Lender.

(a)           Upon the failure of Mortgagor to pay the Tax Deposits as required in Section 3.3 or (in the event said payments are waived by Lender) to pay the Taxes required to be paid in Section 3.5 above, Lender is authorized, in its sole discretion, to make any payment of Taxes levied, assessed or asserted against the Premises, or any part thereof, in accordance with any tax bill or statement from the appropriate public office without inquiry into the accuracy or validity of any Taxes, sales, forfeiture, or title or claim relating thereto.

(b)           Lender is also authorized, in the place and stead of Mortgagor, to make any payment relating to any apparent or threatened adverse title, lien, claim of lien, encumbrance, claim, charge, or payment otherwise relating to any other purpose but not enumerated in this Section, whenever, in Lender’s judgment and discretion, such advance seems necessary to protect the full security intended to be created by this Mortgage.

(c)           All such advances authorized by this Section 3.6 shall constitute additional Indebtedness and shall be repaid by Mortgagor to Lender upon demand with interest at the Default Rate (as defined in the Note) from the date of such advance.

3.7	Insurance.

(a)           The Mortgagor shall insure and keep insured the Premises and each and every part thereof against such perils and hazards as Lender may from time to time require, and in any event including:

(i)            Property insurance against loss of and damage to the Improvements by all risks of physical loss or damage, including by fire, windstorm, flood, and other risks covered by the so-called extended endorsement in an amount equal to one hundred percent (100%) of the then current “full replacement cost” of all Improvements, fixtures and equipment from time to time on the Improvements without deduction for physical depreciation, with the deductible provided in the policy not to exceed $10,000;

(ii)          Commercial general liability insurance on an occurrence basis to afford protection for death, bodily injury and property damage in an amount of not less than the greater of (i) One Million Dollars ($1,000,000.00) or (ii) the highest amount of coverage required to be carried by the landlord under the terms of the Credit Leases (as hereinafter defined) in the Premises with such limits as Lender may reasonably require;

(iii)         Steam boiler, machinery and pressurized vessel insurance (if applicable to the Improvements);

(iv)         Rent loss insurance in an amount sufficient to cover loss of rents from the Premises for a minimum of twelve (12) months;

(v)           If any building or other structure on the Premises is located in a “Special Flood Hazard Area” designated as “Zone A” by the National Flood Protection Act, Flood Insurance in an amount equal to the principal amount of the Loan; and

(vi)         The types and amounts of coverage as are customarily maintained by owners or operators of like properties.

(b)	Insurance policies required by this Section 3.7 shall:

(i)           be in amounts and form and issued by companies satisfactory to Lender and shall comply with all provisions of this Mortgage;

(ii)          contain endorsements naming Lender as first mortgagee under a standard mortgagee clause under the required property, steam boiler and rent loss insurance policies (and the flood insurance policy, if applicable) and as an additional insured for the commercial general liability insurance policy.

(iii)         contain endorsements providing for not less than thirty (30) days’ written notice to Lender prior to any modification cancellation, non-renewal or termination;

(iv)         permit Lender to pay any premium within fifteen (15) days after its receipt of notice stating that such premium has not been paid when due; and

(v)           require that settlement of any claim under any of the referenced policies shall require Lender’s prior written approval;

(vi)         provide for affirmative coverage for acts of terrorism under the required property and liability insurance or evidence that coverage for acts of terrorism is not excluded from said insurance, in either case, as reflected on certificates of insurance submitted to Lender; and

(vii)        contain exclusions to coverage acceptable to Lender. The insurance premiums must be prepaid for one year for each coverage period.

(c)           The policy or policies of such insurance or certificates of insurance evidencing the required coverage shall be delivered to Lender. The insurance premiums must be prepaid for one year for each coverage period.

(d)           Mortgagor shall not purchase separate insurance policies concurrent in form or contributing in the event of loss with those policies required to be maintained under this Section 3.7.

3.8	Insurance Premium Payment by Lender.

(a)           In the event the Mortgagor fails to make the Insurance Deposits as required by Section 3.3 or (if those payments have been waived) upon Lender’s receipt (i) of notice of an unpaid insurance premium, (ii) of notice of a termination or cancellation of any required insurance policy, or (iii) of notice that a required insurance policy is not to be renewed and Mortgagor fails to provide replacement coverage at least fifteen (15) days prior to the termination of existing coverage, Lender may, at its option, procure and substitute another policy of insurance in the amount required pursuant to the foregoing terms of this Mortgage with such companies as Lender may select, the cost of which shall be paid by Mortgagor upon demand should the amount available from the Insurance Deposit be insufficient to pay the premium therefor. All sums paid by Lender in procuring said insurance that are not promptly reimbursed by the Mortgagor shall be additional Indebtedness and shall be immediately due and payable without notice, with interest thereon at the Default Rate as defined in the Note.

(b)           In the event of any insured damage to or destruction of the Improvements or any part thereof, Mortgagor shall promptly notify Lender and take such steps as necessary to preserve the undamaged portion of the Improvements. Subject to the provisions of the Senior Mortgage (as hereinafter defined) and the rights of the holder of the Senior Mortgage, in Lender’s sole discretion all insurance proceeds shall be applied: (i) to the installments of the Indebtedness in the inverse order of its maturity (provided, however, no premium or penalty shall be payable in connection with any prepayment of the Indebtedness from the insurance proceeds as aforesaid), or (ii) to the cost of restoring, repairing, replacing, or rebuilding (herein generally called “Restoration”) the Improvements or any part thereof. Provided however, if any Credit Lease, as described in Section 3.18(b), requires the Restoration of the Improvements, then so long as (i) no Event of Default is in existence on the date of such damage or destruction of the Improvements and no event has occurred as of such date which with the passage of time, the giving of notice or both, would constitute an Event of Default, and (ii) no tenant under any Credit Lease is in default thereof as of such date and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the tenant under any Credit Lease, such insurance proceeds, after deducting therefrom any expenses incurred protecting the undamaged portion of the Improvements and in the collection of the insurance proceeds, shall be disbursed by Lender to Mortgagor to reimburse Mortgagor for the cost of Restoration as set forth in Section 3.10.

3.9	Condemnation.

(a)           The Mortgagor shall give Lender prompt notice of any proceedings, instituted or threatened, seeking condemnation or taking by eminent domain or any like process (a “Taking”) of all or any part of the Real Estate or Improvements including any easement thereon or appurtenance thereto (including severance of, consequential damage to, or change in grade of streets), and shall deliver to Lender copies of any and all papers served in connection with any such proceeding.

(b)           Subject to the provisions of the Senior Mortgage (as hereinafter defined), Mortgagor hereby assigns, transfers, and sets over unto Lender the entire proceeds of any and all awards resulting from any Taking (the “Award”). Subject to the rights of holder of the Senior Mortgage, Lender is hereby authorized to collect and receive from the condemnation authorities the entire Award and is further authorized to give appropriate receipts and acquittances therefor.

(c)           In the event of any such Taking, any and all such Award shall be applied, in Lender’s sole discretion: (I) to the installments of the Indebtedness in the inverse order of their maturity (provided, however, no premium or penalty shall be payable in connection with any prepayment of the Indebtedness made out of such Award as aforesaid); or (ii) to the cost of Restoration of the Real Estate and Improvements or any part thereof. Provided however, if any Credit Lease, as described in Section 3.18(b), requires the Restoration of the Improvements, then so long as (i) no Event of Default is in existence on the date of such Taking and no event has occurred as of such date which with the passage of time, the giving of notice or both, would constitute an Event of Default, and (ii) no tenant under any Credit Lease is in default thereof as of such date and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the tenant under any Credit Lease, such Award, after deducting therefrom any expenses incurred in the collection of the Award, shall be used to reimburse Mortgagor for the cost of Restoration as set forth in Section 3.10.

3.10	Restoration Using Proceeds.

(a)           In the event Lender elects to make any Proceeds available for Restoration of the Real Estate and/or Improvements, Mortgagor shall complete, in form and with supporting documentation reasonably required by Lender, an estimate of the cost to repair or to restore the Real Estate and Improvements to the condition at least equal to the condition in which they existed prior to such damage, destruction or Taking, free from any security interest in, lien or encumbrances on, or reservation of title to such Real Estate and Improvements.

(b)           The Proceeds necessary to complete Restoration shall be held by Lender, or if Lender so desires, a disbursing agent selected by Lender. Said Proceeds may be invested using Mortgagor’s taxpayer identification number in an interest bearing account mutually acceptable to Mortgagor and Lender. The costs and expenses of administering disbursements shall be paid by Mortgagor. In the event the amount of the Proceeds are insufficient to cover the cost of Restoration, Mortgagor shall pay the cost of Restoration in excess of the Proceeds before being entitled to any reimbursement from the Proceeds.

(c)           Subject to Lender’s right to limit the number of disbursements, the Proceeds shall be disbursed from time to time upon Lender’s being furnished with architect’s certificates, waivers of lien, contractor’s sworn statements, and such other evidences as Lender or any disbursing agent may reasonably require to verify the cost and fact of the completion of the Improvements included in said disbursement. Under no circumstances shall any portion of the Proceeds be released until Lender has been reasonably assured that the Proceeds remaining after the requested disbursement will be sufficient to complete Restoration. No Payment made prior to the final completion of Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time. Any Proceeds remaining after Restoration shall be applied at Lender’s option against the Indebtedness in the inverse order of its maturity.

3.11	Restrictions on Transfer.
(a)	Without the prior written consent of Lender:

(i)            Mortgagor shall not create, effect, contract for, commit or consent to, nor shall Mortgagor suffer or permit any sale, conveyance, transfer, assignment, collateral assignment, lien, other than Contested Liens as defined and permitted in Section 3.5 of this Mortgage, pledge, mortgage, security interest, or other hypothecation, encumbrance or alienation (or any agreement to do any of the foregoing) of the Premises, or any interest therein or title thereto, (excepting, however, the sale or other disposition of Collateral (as hereinafter defined) no longer useful in connection with the operation of the Premises (“Obsolete Collateral”), provided, however, that prior to the sale or other disposition of Obsolete Collateral, such Obsolete Collateral shall have been replaced by Collateral of at least equal value and utility which is subject to the first and prior lien of this Mortgage; or

(ii)          Mortgagor shall not fail to pay when the same shall become due all lawful claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in or permit the creation of a lien on the Real Estate or Improvements, or on the Rents arising therefrom; or

(iii)         if the Mortgagor is a land trustee (“Trustee Mortgagor”), any beneficiary of the Mortgagor shall not create, effect, contract for, commit or consent to, or shall suffer or permit, any sale, conveyance, transfer, assignment, collateral assignment, lien, pledge, mortgage, security interest, or other hypothecation, encumbrance or alienation of such beneficiary’s beneficial interest in the Mortgagor; or

(iv)         if the Mortgagor is a corporation or limited liability company, or if any corporation or limited liability company is a beneficiary of a Trustee Mortgagor, any shareholder of such corporation or limited liability company shall not create, effect, contract for, commit or consent to, or shall suffer or permit any sale, conveyance, transfer, assignment, collateral assignment, lien, pledge, mortgage, security interest, or other hypothecation, encumbrance or alienation of any such shareholder’s shares of such corporation or limited liability company (provided, however, that if such corporation or limited liability company is a corporation or limited liability company whose stock is publicly traded on a national securities exchange or on the “Over The Counter” market, then this subparagraph (iv) shall be inapplicable); or

(v)          if the Mortgagor is a partnership or joint venture or if any beneficiary of a Trustee Mortgagor is a partnership or joint venture, any general partner or joint venturer in such partnership or joint venture shall not create, effect, contract for, commit or consent to, suffer, or permit any sale, conveyance, transfer, assignment, collateral assignment, lien, pledge, mortgage, security interest, or other hypothecation, encumbrance or alienation of any part of the partnership interest or joint venture interest, as the case may be, of such general partner or joint venturer; or

(vi)         there shall not be any change in control (by way of transfers of stock ownership, partnership interests, or otherwise) in any corporation, limited liability company or partnership constituting or included within the Mortgagor which directly or indirectly controls any corporation, limited liability company or partnership constituting or included within the Mortgagor that results in a material change in the identity of the person(s) in control of such entity.

(b)           It is expressly provided, however, that the foregoing provisions of this Section 3.11 shall not apply (i) to liens securing the Indebtedness, or (ii) to the lien of current Taxes not in default. The provisions of this Section 3.11 shall be operative with respect to, and shall be binding upon, any persons who, in accordance with the terms hereof or otherwise, shall acquire any part of or interest in or encumbrance upon the Premises, or such beneficial interest in, share of stock of, or partnership or joint venture interest in the Mortgagor or any beneficiary of a Trustee Mortgagor. Any waiver by Lender of the provisions of this Section 3.11 shall not be deemed to be a waiver of the right of Lender in the future to insist upon strict compliance with the provisions of this Section 3.11.

(c)           Upon the sale or transfer of (i) all or any part of the Premises, or (ii) all or any part of the beneficial interest in Mortgagor (if Mortgagor is not a natural person or persons but is a corporation, limited liability company, partnership, trust or other legal entity) (the person or entity to whom or which all or any part of the Premises have been so sold or transferred, being the “Transferee”), without the prior written consent of Lender, Lender may, at Lender’s option, declare all of the sums secured by this Mortgage to be immediately due and payable.

3.12	Lender’s Dealings with Transferee.

In the event Lender gives its written consent to a sale or transfer, whether by operation of law, voluntarily, or otherwise, of all or any part of the Premises, Lender shall be authorized and empowered to deal with the Transferee with regard to the Premises, the Indebtedness, and any of the terms or conditions of this Mortgage as fully and to the same extent as it might with the original Mortgagor, without in any way releasing or discharging the original Mortgagor from any of its covenants under this Mortgage, and without waiving Lender’s right of acceleration of the maturity of the Indebtedness as provided in this Mortgage or the Note.

3.13	Change in Tax Laws.

In the event of the enactment of or change in (including a change in interpretation) any applicable law, in any manner changing or modifying the laws governing (i) the taxation of mortgages, deeds of trust or other security instruments or the debts secured thereby, or (ii) the manner of collecting such taxes, so as to adversely affect Lender, this Mortgage or any other Loan Document or the Indebtedness, Mortgagor shall promptly pay any such tax and otherwise compensate Lender to the extent of such detriment; provided, however, that if Mortgagor fails to make such payment or if any such law prohibits Mortgagor from making such payment or would penalize Lender in the event of such payment, Lender may elect, by notice in writing given to the Mortgagor, to declare all of the Indebtedness secured hereby to be and become due and payable, at par, within sixty (60) days from the giving of such notice.

3.14	Inspection of Premises.

Mortgagor hereby grants to Lender, its agents, employees, consultants and contractors the right to enter upon the Premises for the purpose of making any and all inspections, reports, tests, inquiries and reviews as Lender (in its sole and absolute discretion) deems necessary to assess the then current condition of the Premises, or for the purpose of performing any other acts which Lender is authorized to perform under this Mortgage or under the Environmental Indemnification Agreement. Mortgagor will cooperate with Lender to facilitate each such entry and the accomplishment of such purposes.

3.15	Certified Annual Operating Statements.

Within one hundred twenty (120) days after the close of each fiscal year of Mortgagor, Mortgagor shall furnish (i) annual operating statements showing all elements of income and expense of the Premises, and (ii) a current rent roll, showing all items set forth in the rent roll delivered to Lender in connection with the closing of the Loan, as well as gross sales of each tenant, if any, paying percentage rental. Mortgagor shall promptly furnish to Lender such other financial information concerning the condition of the Premises, and all other information concerning the Premises or the performance by Mortgagor of the Obligations, that Lender may reasonably request. All such statements and information shall be prepared in accordance with generally accepted accounting principles and shall otherwise be satisfactory to Lender and shall be certified by an authorized person, member, partner or officer of Mortgagor approved by Lender. Lender and its representatives shall have the right, at all reasonable times and upon reasonable notice, to examine and make copies of Mortgagor’s plans, books, records, income tax returns and all supporting data concerning the Premises. Mortgagor will assist Lender and its representatives in conducting any such examination.

3.16	Declaration of Subordination.

At the option of Lender, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any Award) to any and all Leases of all or any part of the Premises upon the execution by Lender and recording thereof, at any time hereafter and in the appropriate official records of the county wherein the Real Estate is situated, of a unilateral declaration to that effect.

3.17	Usury.

Lender intends that Mortgagor shall not be required to pay, and Lender shall not be entitled to receive or collect, interest in excess of the maximum legal rate permitted under applicable usury laws. In the event Lender or any court determines that any charge, fee or interest paid or agreed to be paid in connection with the Loan may, under applicable usury laws, cause the interest rate on the Loan to exceed the maximum rate permitted by law, then such charges, fees or interest shall be reduced to the maximum rate permitted by law and any amounts actually paid in excess of such maximum rate permitted by law shall, at Lender’s option, be applied by Lender to reduce the outstanding principal balance of the Loan or repaid by Lender directly to Mortgagor.

3.18	Lease Obligations.

(a)           Mortgagor covenants and agrees to keep, observe and perform and to require all tenants of the Premises to keep, observe and perform all the covenants, agreements and provisions of any present or future Leases, including the Credit Leases described herein, of the Premises on their respective part to be kept, observed and performed. If Mortgagor shall neglect or refuse to so perform or fail to require such tenants to so perform, then Lender may, at its option, itself perform and comply or require performance or compliance by such tenants with any such lease covenants, agreements and provisions. Any sums expended by Lender in performance or compliance with such Leases or in enforcing performance or compliance with such Leases by the tenants, including costs and expenses and attorneys’ fees, shall be paid by Mortgagor upon demand with interest thereon at the Default Rate as defined in the Note and in the absence of such payment all such sums shall be deemed to be and become part of the Indebtedness secured by this Mortgage.

(b)           Mortgagor, as further security for the payment of the Indebtedness, has, pursuant to this Mortgage and by separate Assignment of Rents and Leases of even date herewith, sold, transferred and assigned to Lender, its successors and assigns, all of Mortgagor’s right, title and interest, as landlord, in, to and under certain leases demising all or a portion of the Premises, together with the Rents provided therein, including, without limitation, those lease or leases (the “Credit Leases”) identified on Exhibit C attached hereto and made a part hereof.

Mortgagor expressly covenants and agrees that if Mortgagor, as landlord under the Credit Leases, fails to perform and fulfill any term, covenant, condition or provision in said Credit Leases on its part to be performed or fulfilled, at the times and in the manner in the Credit Leases provided, or if Mortgagor suffers or permits to occur any breach or default under the provisions of said Credit Leases, or if Mortgagor fails to fully protect, insure, preserve and cause continued performance or fulfillment of the terms, covenants or provisions in said Credit Leases required to be performed or fulfilled by any tenant therein or if Mortgagor, without Lender’s prior written consent, permits or approves an assignment by any tenant under the Credit Leases or a subletting of all or any part of the Premises demised in the Credit Leases, then in any such event, at the option of Lender, and without notice to the Mortgagor, such breach or default shall constitute an Event of Default hereunder and at the option of Lender, all unpaid Indebtedness secured by this Mortgage shall, notwithstanding anything in the Note, this Mortgage or the other Loan Documents to the contrary, become due and payable as in case of other Events of Default.

3.19	Environmental Compliance.

Mortgagor hereby agrees to comply and cause all tenants of the Premises to comply with any and all Federal, state or local laws, rules and regulations relating to environmental protection including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, and such other legislation, rules and regulations as are in, or may hereafter come into, effect and apply to Mortgagor, Lender, the Loan or the Premises or any occupancy users thereof, whether as lessees, tenants, licensees, or otherwise. Mortgagor shall defend, indemnify and save and hold Lender harmless from and against any and all claims, costs or expenses relating to such environmental protection provisions notwithstanding any exculpatory or limitation of liability provisions contained in this Mortgage and the other Loan Documents.

3.20	Further Assurances.

(a)           Mortgagor shall do all acts necessary to keep valid and effective the lien and security interest created by this Mortgage and the security intended to be afforded by the Loan Documents and to carry into effect their objectives.

(b)           Mortgagor shall, upon the request of Lender from time to time, and in the event all or any portion of the Premises is leased to a person or entity affiliated with an Exculpated Party (hereinafter defined in Section 7.13), Mortgagor will cause such person or entity to execute, acknowledge and deliver all such additional papers and instruments and perform all such further acts as may be reasonably necessary to perform the Obligations and, as Lender deems reasonably necessary, to evidence, perfect or confirm the liens and security interests, or the priority thereof, created by this Mortgage and the other Loan Documents.

(c)           Without limiting the generality of the foregoing, Mortgagor will promptly and, insofar as not contrary to applicable law, at Mortgagor’s expense, execute, record, rerecord, file and refile in such offices, at such times and as often as may be necessary, this Mortgage, additional mortgages, security agreements, and every other instrument in addition to or supplemental hereto, including applicable financing statements, continuation statements, affidavits or certificates as may be necessary to create, perfect, maintain, continue, extend and/or preserve the liens, encumbrances and security interests intended to be granted and created in and by the Loan Documents and the rights and remedies of Lender and Mortgagor thereunder. Upon request of Lender, Mortgagor shall promptly supply evidence of fulfillment of the foregoing acts and further assurances.

3.21	Change of Name, Identity or Structure.

Except as may be expressly permitted by Lender in writing, Mortgagor shall not change its name, identity (including its trade name or names) or, if not an individual, its corporate, partnership, limited liability company or other structure without notifying Lender at least thirty (30) days prior to the effective date of such change and, in the case of a change in the Mortgagor’s structure, without first obtaining the prior written consent of Lender.

3.22	Future Advances.

This Mortgage is given to secure not only existing indebtedness but also future advances (whether obligatory or to be made at the option of Lender, or otherwise) made by Lender, to the same extent as if such future advances were made on the date of the execution of this Mortgage. The total amount of indebtedness that may be so secured may decrease or increase from time to time, but all indebtedness secured hereby shall in no event exceed an amount equal to two (2) times the original principal amount of the Note, as stated above.

ARTICLE FOUR

EVENTS OF DEFAULT

4.1	Defaults.

It shall constitute an event of default (“Event of Default”) of and under this Mortgage and, at the option of Lender under the other Loan Documents, if any of the following events shall occur:

(a)           Mortgagor shall fail to perform on the dates or within the times required any of the Obligations involving the payment of money, including the payment of principal and/or interest under the Note;

(b)           Mortgagor shall fail to timely observe, perform or discharge any of the non-monetary Obligations, other than a non-monetary obligation described in any other clause in this Article Four, and any such failure shall remain unremedied for thirty (30) days or such lesser period as may be otherwise specified in the applicable Loan Document (the “Grace Period”) after notice to Mortgagor of the occurrence of such failure; provided, however, that Lender may, at its option, extend any applicable Grace Period up to ninety (90) days if Lender determines in good faith that: (i) such default cannot reasonably be cured within such Grace Period but can be cured within ninety (90) days; (ii) no lien or security interest created by the Loan Documents shall be impaired prior to the anticipated completion of such cure; and (iii) Lender’s immediate exercise of any remedies provided in this Mortgage or by law is not necessary for the protection or preservation of the Premises or Lender’s security interest therein or lien thereon, and Mortgagor shall immediately commence and diligently pursue the cure of such default;

(c)           Mortgagor, as landlord or sublandlord, as the case may be, shall assign or otherwise encumber the Rents or any interest therein without first obtaining the written consent of Lender;

(d)           Should any representation or warranty made by Mortgagor in, under or pursuant to any of the Loan Documents be false or misleading in any material respect as of the date on which such representation or warranty was made or deemed remade;

(e)           Should any of the Loan Documents cease to be in full force and effect or be declared null and void, or cease to constitute valid and subsisting liens and/or valid and perfected security interests in, to, or upon the Premises, or should Mortgagor contest or deny in writing any of its liabilities or Obligations under any of the Loan Documents;

(f)           Should any violation of Section 3.11 (a) occur or should any other event occur which, under the terms of the Loan Documents, would permit Lender to accelerate the maturity of the Indebtedness;

(g)           Should Mortgagor fail at any time to satisfy the requirements of Section 3.7 and such failure shall continue for fifteen (15) days after written notice thereof;

(h)           Should any Exculpated Party commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it and its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to have an order for relief entered against it as debtor, or seeking appointment of a Receiver for it or for all or any substantial part of its property (collectively, a “Proceeding”) and such events cause or result in a Material Adverse Change;

(i)            Should any Exculpated Party take an action to authorize any of the actions set forth above in paragraph (h)of this Section 4.1;

(j)            Should any Proceeding be commenced against any Exculpated Party, and such Proceeding results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof or remains undismissed for a period of forty-five (45) days;

(k)           Should (i) final judgment, other than a final judgment in connection with any condemnation, and including any judgment or other final determination of any contest permitted by Section 3.5 of this Mortgage, be entered against Mortgagor that (a) adversely affects the value, use, or operation of the Premises, or (b) adversely affects, or reasonably may tend to adversely affect, the validity, enforceability, or priority of the lien or security interests created in and by this Mortgage, or the other Loan Documents, or both, or (ii) execution or other final process issue thereon with respect to the Premises, and Mortgagor shall fail to discharge the same, or provide for its discharge in accordance with its terms, or procure a stay of execution thereon, in any event within thirty (30) days from entry, or shall not within such period, or such longer period during which execution on such judgment shall have been stayed, appeal therefrom or from the order, decree, or process upon or pursuant to which such judgment shall have been entered and cause its execution to be stayed during such appeal, or if on appeal such order, decree, or process shall be affirmed and Mortgagor shall not discharge such judgment or provide for its discharge in accordance with its terms within thirty (30) days after the entry of such order or decree of affirmation, or if any stay of execution on appeal is released or otherwise discharged; or

(l)            should a default or event of default occur and remain uncured at the expiration of any applicable cure period under any mortgage, deed of trust, encumbrance, lien or security agreement encumbering all or any portion of the Premises which is subordinate or superior to the lien of this Mortgage or if any party under any such instrument shall commence a foreclosure or other collection or enforcement action in connection therewith, provided, however, that this provision shall not be deemed to be a waiver of the provisions of Section 3.11 prohibiting further encumbrances or of any other provision of this Mortgage, it being understood that it is an event of default under this Mortgage to permit any further mortgage, encumbrance, lien or security agreement to encumber all or any portion of the Mortgaged Property without the prior written consent of the Mortgagee.

ARTICLE FIVE

REMEDIES

5.1	Remedies.

(a)           Upon the occurrence of an Event of Default, Lender, at its option, may at any time thereafter declare the entire Indebtedness to be immediately due and payable and the same shall thereupon become immediately due and payable, without any further presentment, demand, protest or notice of any kind being required and Lender, at its option and in its sole discretion (subject to the rights of the holder of the Senior Mortgage), shall also be entitled to do any of the following:

(i)           in person, by agent, or by a Receiver, without regard to the adequacy of security, the solvency of Mortgagor or the condition of the Premises, without obligation to do so and without notice to or demand upon Mortgagor, enter upon and take possession of the Premises, or any part thereof, in its own name or in the name of a

Trustee and do any acts which Lender deems necessary to preserve the value or marketability of the Premises; sue for or otherwise collect the Rents, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys’ fees, against the Indebtedness and Obligations, all in such order as Lender may determine; appear in and defend any action or proceeding purporting to affect, in any manner whatsoever, the Obligations, the security hereof or the rights or powers of Lender; pay, purchase or compromise any encumbrance, charge or lien that in the judgment of Lender is prior or superior hereto; and in exercising any such powers, pay necessary expenses, employ counsel and pay reasonable attorneys’ fees;

(ii)          as a matter of strict right and without notice to Mortgagor or anyone claiming under Mortgagor, and without regard to: (a) the solvency of Mortgagor, (b) whether there has been or may be any impairment of or diminution in the value of the Premises, or (c) whether the amount of the Indebtedness exceeds the then value of the Premises, apply ex parte to any court having jurisdiction to appoint a Receiver to enter upon and take possession of the Premises, and Mortgagor hereby waives notice of any application therefor, provided a hearing to confirm such appointment with notice to Lender is set within the time required by law (any such Receiver shall have all the powers and duties of Receivers in similar cases and all the powers and duties of Lender in case of entry as provided herein, and shall continue as such and exercise all such powers until the date of confirmation of sale, unless such Receivership is sooner terminated);

(iii)         commence an action to foreclose this Mortgage in the manner provided in this Mortgage or by law; and

(iv)         with respect to any Collateral, proceed as to both the real and personal property in accordance with Lender’s rights and remedies in respect of the Real Estate and Improvements, or proceed to sell said Collateral separately and without regard to the Real Estate and Improvements in accordance with Lender’s rights and remedies to the Collateral.

(b)           In (i) any action to foreclose the lien of this Mortgage or enforce any other remedy of Lender under any of the Loan Documents, or (ii) any other proceeding whatsoever in connection with any of the Loan Documents or the Premises in which Lender is named as a party, there shall be allowed and included, as additional indebtedness in the judgment or decree for sale resulting therefrom, all expenses paid or incurred in connection with such proceeding by or on behalf of Lender including, without limitation, attorneys’ and paralegals’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, land and environmental survey costs, and costs (which may be estimated as to items to be expended after entry of such judgment or decree) of procuring all abstracts of title, title certificates, title searches and examinations, title insurance policies, Torrens certificates, and any similar data and assurances with respect to the title to the Premises as Lender may deem reasonably necessary either to prosecute or defend in such proceeding or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Premises. All expenses and fees of the ongoing nature, and such expenses and fees as may be incurred in the protection of the Premises and the maintenance of the lien of this Mortgage thereon in any litigation affecting the Loan Documents, or the Premises, including probate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding in connection therewith, shall upon demand of Lender be immediately due and payable by Mortgagor with interest thereon at the Default Rate and shall become a part of the Indebtedness secured by this Mortgage.

(c)           Unless otherwise provided herein, if Mortgagor shall at any time fail to perform or comply with any of the terms, covenants and conditions required on Mortgagor’s part to be performed and complied with under any of the Loan Documents or any other agreement that, under the terms of this Mortgage, Mortgagor is required to perform, then Lender may, at its option and in its sole discretion:

(i)           make any payments hereunder or thereunder payable by Mortgagor; and/or

(ii)          after the expiration of any applicable grace period and subject to Lender’s rights to contest certain obligations specifically granted in this Mortgage, perform any such other acts thereunder on part of the Mortgagor to be performed and enter upon the Premises for such purpose.

(d)           In any foreclosure sale of the Premises to satisfy the Indebtedness, the Premises, including the Real Estate and Improvements, may be sold in one parcel (i.e. as a single entity) or in two or more parcels and, otherwise, in such manner or order as Lender, in its sole discretion, may elect or as the court having jurisdiction over such foreclosure sale may otherwise order or direct.

(e)           The proceeds of any foreclosure sale of the Premises shall be distributed and applied in accordance with the applicable law of the State of Illinois or as otherwise directed by order of the court in which this Mortgage is foreclosed.

(f)           All remedies of Lender provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in the other Loan Documents or by law, including any right of offset. The exercise of any right or remedy by Lender hereunder shall not in any way constitute a cure or waiver of any default or Event of Default hereunder or under the Loan Documents, or invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights hereunder or under the Loan Documents.

(g)           To the extent permitted by law, Mortgagor hereby waives its right of redemption in the event of foreclosure.

(h)           Notwithstanding the provisions of Article Five of this Mortgage, any foreclosure of all or any portion of the lien of this Mortgage shall be in accordance with the Illinois Mortgage Foreclosure Act, 735 ICLS 5/15-1101 et seq., as from time to time amended (the “Act”).

(i)            Mortgagor acknowledges that the transaction of which this Mortgage is a part if a transaction which does not include either agricultural real estate (as defined in Section 15-1201 of the Act) or residential real estate (as defined in Section 15-1219 of the Act), and to the fullest extent permitted by law. Mortgagor hereby voluntarily and knowingly waives its rights to reinstatement and redemption as allowed under Section 15-1601(b) of the Act, and to the full extent permitted by law, the benefits of all present and future valuation, appraisement, homestead, exemption, stay, redemption and moratorium law, under any state or federal law.

ARTICLE SIX

SECURITY AGREEMENT AND FIXTURE FILING

6.1	Security Agreement.

Mortgagor hereby assigns and grants to Lender a present security interest in and to the Rents, Contract Rights, Intangible Personal Property, Tangible Personal Property, Proceeds, Right to Encumber and Other Rights and Interests described in Article Two and in and to any other part or component of the Premises which may not be deemed real property or which may not constitute a “fixture” (within the meaning of the Code (as hereinafter defined)), and all replacements, substitutions, and additions of, for and to the same, and the proceeds thereof (collectively, the “Collateral”) in order to secure payment of the Indebtedness and performance by the Mortgagor of the other Obligations. This Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Real Estate is located.

6.2	Fixture Filing.

This Mortgage, upon recording or registration in the real estate records of the proper office, shall constitute a “fixture filing” within the meaning of the Code with respect to any and all Fixtures included within the foregoing description and definition of the Premises and any Collateral that may now be or hereafter become “fixtures” within the meaning of the Code.

6.3	Remedies.

If any Event of Default occurs under this Mortgage, Lender, in addition to its other rights and remedies provided under this Mortgage, shall have all the rights and remedies available to a secured party under the Code as well as all other rights and remedies available at law or in equity (subject to the rights of the holder of the Senior Mortgage). Mortgagor upon request by Lender, will assemble the Collateral and make it available to Lender, at a place Lender designates to allow Lender to take possession or dispose of the Collateral. Mortgagor agrees that five (5) days’ prior written notice of the time and place of the sale of the Collateral, sent to Mortgagor in the manner provided for the mailing of notices herein, is reasonable notice to Mortgagor. The sale of the Collateral may be conducted by an employee or agent of Lender and any Person, including both the Mortgagor and Lender, shall be eligible to purchase any part or all of the Collateral at the sale. The reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Lender shall include, but not be limited to, attorneys’ and paralegals’ fees and legal expenses incurred by Lender, and shall be paid by Mortgagor.

6.4	Waivers.

Mortgagor waives any right to require Lender to (i) proceed against any Person, (ii) proceed against or exhaust any Collateral or (iii) pursue any other remedy in its power. Mortgagor further waives any defense arising by reason of any power and any defense arising by reason of any disability or other defense of Mortgagor or any other Person, or by reason of the cessation from any cause whatsoever of the liability of Mortgagor or any other Person. Until the Indebtedness shall have been paid in full, Mortgagor shall not have any right to subrogation, and Mortgagor waives any right to enforce any remedy which Mortgagor now has or may hereafter have against Lender or against any other Person and waives any benefit of and any right to participate in any Collateral or security whatsoever now or hereafter held by Lender for or with respect to the Indebtedness and/or the Obligations.

6.5	Authorization.

Mortgagor hereby authorizes Lender at any time and from time to time during the life of the Loan to file in any filing office in any Code jurisdiction any financing statements, amendments or addendums thereto and continuation statements (the “UCC Documents”) in order to perfect or continue the perfection of any security interest granted under this Mortgage or any of the other Loan Documents. Mortgagor agrees to provide any information needed to complete such UCC Documents to Lender promptly upon request.

Mortgagor shall pay to Lender, within five (5) business days of written demand, any and all costs and expenses incurred by Lender in connection with the preparation, processing and filing of any such UCC Documents, including reasonable attorneys’ fees and all disbursements. Such costs and expenses shall bear interest at the Default Rate from the date paid by Lender until the date repaid by Mortgagor and such costs and expenses, together with such interest, shall be part of the Indebtedness and shall be secured by this Mortgage.

6.6	Preservation of Mortgagor’s Existence.

Mortgagor shall do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges under the laws of the state of its formation and of the State of Illinois.

6.7	Notice of Change.

Without giving at least thirty (30) days’ prior written notice to Lender, Mortgagor shall not: (i) change its jurisdiction of organization; (ii) change the location of its place of business (or chief executive office if more than one place of business); or (iii) add to or change any location at which any of the Collateral (as defined in Section 6.1) is stored, held or located.

ARTICLE SEVEN

MISCELLANEOUS

7.1	Notices, Consents, and Approvals.

Any notice, consent, or approval that Lender or Mortgagor may desire or be required to give to the other shall be in writing and shall be mailed or delivered to the intended recipient thereof at its address set forth below or at such other address as such intended recipient may, from time to time, by notice in writing, designate to the sender pursuant hereto. Any such notice, consent, or approval shall be deemed effective (a) if given by nationally recognized overnight courier for next day delivery, one (1) business day after delivery to such courier, or (b) if given by United States mail (registered or certified), two (2) business days after such communication is deposited in the mails or (c) if given in Person, when written acknowledgment of receipt thereof is given. Except as otherwise specifically required herein, notice of the exercise of any right or option granted to Lender by this Mortgage is not required to be given.

(a)	If to Lender:

PGRT Equity, L.L.C.

77 West Wacker Drive, Suite 3900

Chicago, Illinois 60601

Attention: Jeffrey Patterson

and

PGRT Equity, L.L.C.

77 West Wacker Drive, Suite 3900

Chicago, Illinois 60601

Attention: James Hoffman

(b)	If to Mortgagor:

Continental Towers, L.L.C.

c/o CTA General Partner, L.L.C.

218 Flintlock Drive

Lakewood, NJ 08701

and

Continental Towers Associates III, L.L.C.

c/o CTA General Partner, L.L.C.

218 Flintlock Drive

Lakewood, NJ 08701

7.2	Time of Essence.

It is specifically agreed that time is of the essence for all of the terms and provisions contained in this Mortgage.

7.3	Covenants of Mortgage Run with Title to the Real Estate.

The covenants and obligations set forth in this Mortgage are intended as, shall be deemed and are hereby declared to be covenants running with the title to the land which constitutes the Real Estate and any and all portions(s) thereof, and such covenants and obligations shall be binding upon, and enforceable by the owner and holder of this Mortgage personally against, the Mortgagor and any successor in title to the Mortgagor who or which shall acquire and/or hold title to the Real Estate while the same is subject to and encumbered by this Mortgage. Every person or entity who or which shall have, claim, own, hold, accept or otherwise acquire title to the Real Estate, whether or not such title is reflected in the Public Records of the State and County in which the Real Estate is located, shall be conclusively presumed and deemed to have consented and agreed to personally perform each and every covenant and obligation of the Mortgagor contained in this Mortgage, to the same extent as the original Mortgagor, whether or not any reference to this Mortgage is contained in the document or instrument pursuant to which such person or entity shall have acquired title to the Real Estate and whether or not such person or entity shall have expressly agreed in writing to assume or perform the covenants and obligations of the Mortgagor contained in this Mortgage.

7.4	Governing Law.

This Mortgage shall be governed by and construed in accordance with the laws of the state in which the Real Estate is located. To the extent that this Mortgage may operate as a security agreement under the Code, Lender shall have all rights and remedies conferred therein for the benefit of a Secured Party.

7.5	Severability.

If any provision of this Mortgage, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstance, is held invalid, the validity of the remainder of this Mortgage shall be construed as if such invalid part were never included herein.

7.6	Headings.

The headings of articles, sections, paragraphs, and subparagraphs in this Mortgage are for convenience of reference only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof.

7.7	Grammar.

As used in this Mortgage, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires.

7.8	Deed in Trust.

If title to the Premises or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction contained herein against the creation of any lien on the Premises shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.

7.9	Successors and Assigns.

This Mortgage and all provisions hereof shall be binding upon and enforceable against Mortgagor, its successors, assigns, legal representatives, and all other persons or entities claiming under or through Mortgagor, and the word “Mortgagor” when used herein, shall include all such persons and entities and any others liable for the payment of the Indebtedness or any part thereof, whether or not they have executed the Note or this Mortgage. The word “Lender” when used herein, shall include Lender’s successors, assigns, and legal representatives, including all other holders, from time to time, of the Note.

7.10	No Oral Change.

This Mortgage may only be modified, amended or changed by an instrument in writing signed by the Mortgagor and Lender, and may only be released, discharged or satisfied of record by an instrument in writing signed by Lender. No waiver of any term, covenant, condition, or provision of this Mortgage shall be effective unless given in writing by Lender and if so given by Lender shall only be effective in the specific instance in which given.

7.11	Entire Agreement.

This Mortgage and the other Loan Documents supersede, in all respects, all prior written or oral agreements between the Mortgagor and Lender relating to the Loan, this Mortgage and the other Loan Documents and there are no agreements, understandings, warranties or representations between the parties except as set forth in this Mortgage and the other Loan Documents.

7.12	Construction.

Mortgagor acknowledges that Mortgagor and Mortgagor’s counsel have reviewed this Mortgage and the other Loan Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the construction or interpretation of this Mortgage or the other Loan Documents or any amendments or schedules to any of the foregoing.

7.13	Limitation of Liability.

In consideration of the security provided by the Mortgagor to Lender for repayment of the Indebtedness, including, without limitation, the liens on and security interests in the Premises granted pursuant to the Mortgage and the assignment of the Rents and Leases made pursuant to the Assignment of Rents and Leases, upon the occurrence of an Event of Default under the Mortgage or under any of the other Loan Documents, Lender agrees that it shall not, except as otherwise set forth in this Section, seek to enforce, nor shall Lender be entitled to enforce, any deficiency or monetary judgment against Mortgagor, any partner of Mortgagor, any member of Mortgagor, or any beneficiary of Mortgagor (individually, an “Exculpated Party”, and collectively, the “Exculpated Parties”), personally, and shall not levy or execute judgment upon any property of the Exculpated Parties, other than the Premises; it being expressly agreed, acknowledged and understood, however, that (i) the foregoing limitation of the liability of an Exculpated Party shall not apply to the extent that such Exculpated Party is otherwise liable for the obligations of the Mortgagor by operation of law or is otherwise liable to Lender under any agreement, statute, regulation or any governing law; and (ii) nothing contained herein shall in any manner or way release, affect or impair:

(a) The existence of the Indebtedness and Obligations created in and evidenced by the Loan Documents;

(b)	The enforceability of the liens, security interests and assignments created in and granted by the Loan Documents against the Premises;

(c)	The enforceability of any guaranty of the Indebtedness and Obligations of the Mortgagor given to Lender; or

(d) The right of the Lender to recover from the Mortgagor all Losses (as hereinafter defined) incurred by Lender (whether directly or indirectly) arising from or related to the following:

1.

The failure to apply any Rents received by any of the Exculpated Parties or Mortgagor either within ninety (90) days prior to an Event of Default or any time after an Event of Default (all such Rents received during such periods being herein called “Recoverable Rents”) to (x) the payment of any amount due under the Loan Documents, including, without limitation, the Indebtedness; (y) the payment of all operating expenses of the Premises; or (z) the performance of any Obligations required under the Loan Documents; provided, however, the Mortgagor shall not be liable to Lender under this subsection (A) for any Recoverable Rents in excess of the Recoverable Rents applied to the payment of the amounts and the performance of the Obligations set forth in (x), (y) and (z) above;

2.

The misapplication or misappropriation of any tenant security deposits, advance or prepaid rents, cancellation or termination fees or other similar sums paid to or held by Mortgagor, any affiliate of the Mortgagor or any other person or entity (other than Lender) in connection with the operation of the Premises in violation of the Loan Documents or any leases affecting the Premises;

3.

Any amount(s) necessary to repair or replace any damage to or destruction of the Premises which is caused by any willful or wanton act or omission on the part of any of the Exculpated Parties or Mortgagor including, without limitation, waste or any act of arson or malicious destruction by any of the Exculpated Parties or Mortgagor;

4.

The failure to maintain insurance as required by the Loan Documents or any leases affecting the Premises or the failure to timely pay insurance premiums, real estate taxes, regular or special assessments or utility charges affecting the Premises;

5.

All outstanding amounts due under the Indebtedness and Obligations, including principal, interest and other charges, due to a transfer of any interest in the Premises in violation of section 3.11 of the Mortgage;

6.

Any insurance proceeds or condemnation awards received by any of the Exculpated Parties or Mortgagor and not delivered over to Lender or used for Restoration of the Premises in accordance with the terms of the Loan Documents;

7.	Any fraud or willful misrepresentation of a material fact by any of the Exculpated Parties or Mortgagor in any document executed or presented to Lender in connection with the Loan; or

8.

Any use, generation, storage, release, threatened release, discharge, disposal, or presence on, under, or about the Premises of any materials, substances or wastes defined or classified as hazardous or toxic under applicable Federal, State or local laws or regulations or arising out of or from any failure on the part of any of the Exculpated Parties or Mortgagor to comply with the provisions of the Environmental Indemnification Agreement.

As used herein, the term “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (including, without limitation, offsets and abatements of Rent), costs, fines, penalties, charges, fees, expenses (including, without limitation, reasonable legal fees and expenses and other costs of defense and internal administrative fees assessed by Lender), judgments, awards, amounts paid in settlement of whatever kind or nature.

7.14	Waiver of Trial by Jury.

Mortgagor hereby waives, to the fullest extent permitted by Applicable Law, the right to trial by jury in any action, proceeding or counterclaim filed by any party, whether in contract, tort or otherwise, relating directly or indirectly to this Mortgage or any acts or omissions of the Mortgagor in connection therewith or contemplated thereby.

7.15	Expenses.

Mortgagor acknowledges and agrees that Lender shall impose certain administrative processing fees (the “Servicing Fees”) in connection with (i) the extension, renewal, modification, amendment and termination of the Loan Documents; (ii) the release or substitution of collateral therefor; (iii) the consideration of any consents, waivers and approvals with respect to the Premises or the Mortgagor; (iv) the review of any Lease or proposed Lease or the preparation or review of any tenant estoppel certificate or any subordination, nondisturbance and attornment agreement; or (v) any other services provided by Lender or any of its agents to or on behalf of the Mortgagor in connection with the Premises, the Loan

Documents or the Indebtedness secured thereby (the occurrence of any of the foregoing shall hereinafter be referred to as a “Servicing Action”). Mortgagor hereby acknowledges and agrees to pay, immediately, with or without demand, all such Servicing Fees (as the same may be increased or decreased from time to time), and any additional fees of a similar type or nature that may be imposed by Lender from time to time, in connection with a Servicing Action. Mortgagor shall also be responsible for the payment of all fees and expenses of Lender’s outside attorneys in the event that Lender, in its sole discretion, shall determine that the assistance of an outside attorney is necessary to accomplish the Servicing Action.

7.16	Release.

Pursuant to the terms of that certain Amended and Restated Tax Indemnity Agreement dated as of January 10, 2006 by and among Prime Group Realty, L.P., a Delaware limited partnership, Roland E. Casati, an individual, Richard A. Heise, Sr., an individual, and CTA General Partner, L.L.C. (the "TIA"), Mortgagor has agreed to grant to a party to be designated by Prime Group Realty, L.P. ("Optionor") an option (the "Option") to purchase portions of the Premises which are not improved with buildings (the "Option Property") to permit the construction of additional improvements on the Premises. In the event that Optionor exercises the option, Lender consents to the sale of the Option Property to the Optionor and, upon request of Mortgagor and conditioned upon the deposit of the net proceeds of such sale being applied to the payment of the Obligations, shall release the Option Property from the lien of the Mortgage.

7.17	Tenant in Common Agreement.

With respect to that certain Co-Ownership Agreement dated as of January 10, 2006 by and between Continental Towers Associates III, L.L.C., as successor in interest to Continental Towers Associates I, L.P., and Continental Towers, L.L.C. (the "Tenant in Common Agreement"), which Tenant in Common Agreement was recorded in the Office of the Recorder of Deeds of Cook County on January 13, 2006, as Document Number 0601341113:

(a)           Each Mortgagor shall (i) diligently perform and observe all of the terms, covenants and conditions set forth in the Tenant in Common Agreement on the part of each such Mortgagor to be performed thereunder, and (ii) promptly deliver to Lender any notice given or received by any Mortgagor under the Tenant in Common Agreement.

(b)           No Mortgagor shall without the prior consent of Lender, terminate or cancel the Tenant in Common Agreement or modify, change, supplement, alter or amend the Tenant in Common Agreement in any manner whatsoever, and any such termination, cancellation, modification, change, supplement, alteration or amendment of the Tenant in Common Agreement without the prior consent of Lender shall be void and of no force and effect.

(c)           Each Mortgagor hereby assigns to Lender, as further security for the payment of the Indebtedness and for the performance and observance of the terms, covenants and conditions of the Loan Documents all of the rights, privileges and prerogatives of the applicable Mortgagor under the Tenant in Common Agreement and the Current Management Agreement, including any rights of first refusal (including any such rights arising under Section 363(i) of Chapter 11 of the United States Bankruptcy Code), purchase options or other similar rights under the Tenant in Common Agreement. Each Mortgagor hereby agrees that any rights of first refusal, purchase options or other similar rights under the Tenant in Common Agreement afforded to any Mortgagor are hereby made expressly subordinate to the Mortgage, the Supplemental Mortgage and the other Loan Documents.

(d)           Each Mortgagor hereby agrees that all rights and remedies of each such Mortgagor, including rights of indemnification, under the Tenant in Common Agreement are hereby expressly made subject and subordinate to the terms and conditions of the Loan Documents and, so long as the Loan is outstanding, no Mortgagor shall exercise any such rights and remedies, including any rights of indemnification, against any other tenant-in-common under the Tenant in Common Agreement.

(e)           Each Mortgagor hereby waives any rights it may have (whether by operation of law or pursuant to the terms of the Tenant in Common Agreement), so long as any portion of the Indebtedness is outstanding, to create or suffer to exist any Lien on all or any portion of any other tenant-in-common interest held by any other Mortgagor pursuant to the terms of the Tenant in Common Agreement and, so long as the Loan is outstanding, no Mortgagor shall place a Lien on all or any portion of any other tenant-in-common interest held by any other Mortgagor pursuant to the terms of the Tenant in Common Agreement.

(f)           Each Mortgagor hereby waives any right that it may have (whether by operation of law or pursuant to the terms of the Tenant in Common Agreement), so long as any portion of the Indebtedness is outstanding, to make any application to or petition any court for a partition of the Premises, and, so long any portion of the Indebtedness is outstanding, no Mortgagor shall make any application to or petition any court for a partition of the Premises."

7.18        Contribution Among Mortgagors. Notwithstanding that the Mortgagors are jointly and severally liable to Lender for payment of the Loan, as among the Mortgagors, each shall be liable only for such Mortgagor’s Ratable Share (as hereinafter defined) and, accordingly, each Mortgagor whose percentage ownership interest in the Premises or other assets are, from time to time, utilized to satisfy a portion of the Indebtedness in excess of such Mortgagor’s Ratable Share, shall be entitled, commencing 95 days after payment in full of the Indebtedness, to contribution from each of the other Mortgagors pro-rata in accordance with their respective liabilities in accordance with this Agreement. As used herein, “Ratable Share” means each Mortgagor’s percentage interest in the Premises, as such percentage interest is set forth in the Tenant in Common Agreement.

7.19        Joint and Several. Each of the Morgagors shall be jointly and severally liable for payment of the Indebtedness and performance of all other obligations of Morgagor (or any of them) under this Mortgage or any other Loan Document.

7.20        Mortgagor Designee. Each Mortgagor hereby authorizes, designates and directs CTA General Partner, L.L.C. as Mortgagor Designee to give Lender directions of any kind, to execute amendments or modifications of any Loan Document, to take the actions or make such deliveries specified herein to be taken or delivered by Mortgagor hereunder and to give and receive notices of any kind on behalf of such Mortgagor under this Agreement or any of the other Loan Documents. Any notice given by Lender to Mortgagor Designee shall be deemed to have been given to each and every Mortgagor.

7.21        Senior Mortgage. Notwithstanding anything contained herein to the contrary, so long as (1) that certain Mortgage, Security Agreement and Fixture Financing Statement dated as of the date hereof executed by Mortgagor for the benefit of CWCapital LLC granting CWCapital LLC a first priority lien on the Premises (as it may be amended, modified, reinstated or otherwise changed from time to time, the "Senior Mortgage"), and (2) that certain Subordination and Standstill Agreement dated as of the date hereof executed by Mortgagee for the benefit of CWCapital LLC are in full force and effect, Mortgagee and Mortgagor acknowledge and agree that:

(a) during any period that payments from Mortgagor are being collected pursuant to the Senior Mortgage for the purpose of escrowing for (i) taxes, assessments or other charges imposed on the Premises or any portion thereof, (ii) insurance premiums due on the insurance policies required under the Senior Mortgage or this Mortgage, or (iii) any other purpose, Mortgagee shall not exercise any of its rights under this Mortgage or the Loan Documents to require any such escrow;

(b) all rights of Mortgagee under this Mortgage and the Loan Documents to the Premises and the proceeds thereof (including, without limitation, assignments of leases and rents, and any rights with respect to insurance proceeds and condemnation awards) shall be expressly subject and subordinate to the rights of CWCapital LLC and its successors and assigns under the Senior Mortgage;

(c) Mortgagor shall perform all of Mortgagor’s obligations under the Senior Mortgage, including Mortgagor’s covenants to make payments when due. Performance by Mortgagor of its obligations under the Senior Mortgage shall constitute performance hereunder of the corresponding obligations contained herein (not including any obligations to pay the indebtedness secured by this Mortgage as and when due); and

(d) Upon the occurrence of a default under the Senior Mortgage, in addition to any other rights or remedies available to Mortgagee, Mortgagee may, but need not, make any payment or perform any act required to cure or attempt to cure any said default under any of the Senior Mortgage in any manner and form deemed expedient by Mortgagee. Mortgagee shall not be responsible for determining the validity or accuracy of any claim of default made by the Mortgagee under the Senior Mortgage and the payment of any sum by Mortgagee in curing or attempting to cure any alleged default or omission shall be presumed conclusively to have been reasonable, justified and authorized. Mortgagor hereby grants to Mortgagee an irrevocable power of attorney, which power of attorney is coupled with an interest, for the term of this Mortgage to cure any default or forfeiture which may occur under the Senior Mortgage. Mortgagee further agrees to execute a formal and recordable power of attorney granting such right at any time during the existence of this Mortgage if requested by Mortgagor. All monies paid by Mortgagee in curing any default under the Senior Mortgage, including reasonable attorneys’ fees and costs in connection therewith, shall bear interest from the date or dates of such payment at the Default Rate (as set forth in the Note), shall be paid by Mortgagor to Mortgagee on demand, and shall be deemed a part of the Indebtedness and recoverable as such in all respects. Any inaction on the part of the Mortgagee shall not be construed as a waiver of any right accruing to Mortgagee on account of any Default hereunder.

(e) To the fullest extent possible, the terms and provisions of the Senior Mortgage shall be read together with the terms and provisions of this Mortgage such that the terms and provisions of this Mortgage shall supplement, rather than conflict with, the terms and provisions of the Senior Mortgage; provided, however, that, notwithstanding the foregoing, in the event any of the terms or provisions of this Mortgage conflict with any of the terms or provisions of the Senior Mortgage, such that it is impractical for such terms or provisions to coexist, the terms or provisions of the Senior Mortgage shall govern and control for all purposes and performance by Mortgagor of the terms or provisions contained in the Senior Mortgage shall be deemed to be performance hereunder of any conflicting terms and provisions. The inclusion in this Mortgage of terms and provisions, supplemental rights or remedies in favor of Lender which are not addressed in the Senior Mortgage shall not be deemed to be a conflict with the Senior Mortgage and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

7.22        Bifurcation. Notwithstanding anything contained herein to the contrary, subject to the terms and provisions of the Senior Mortgage, Mortgagor shall have the right, without requiring Lender's consent, to bifurcate (the "Bifurcation") the Property into two separate geographic tracts (each, a "Property Tract") whereby Continental Towers, L.L.C. shall own the entire fee simple interest in a Property Tract reasonably acceptable to Lender that accounts for approximately 64% of the total fair market value of the Property as set forth in an appraisal reasonably acceptable to Lender and Continental Towers Associates III, LLC shall owns the entire fee simple interest in a Property Tract reasonably acceptable to Lender that accounts for approximately 36% of the total fair market value of the Property as set forth in an appraisal reasonably acceptable to Lender, upon satisfaction of each of the following conditions precedent:

(a)           No event of Default shall exist and be continuing beyond any applicable cure period;

(b)           Lender shall have received, not less than thirty (30) days prior to the effective date of any such Bifurcation, (1) a new lender's title insurance policy or an endorsement to Lender's current title insurance policy insuring the lien of the Mortgage in form and substance reasonably satisfactory to Lender; and (2) an ALTA survey of each Property Tract in form and substance reasonably satisfactory to Lender;

(c)           Borrower shall have executed and delivered to Lender loan documents which restate the Loan into two separate loans (cross collateralized and cross defaulted) in form and substance reasonably satisfactory to Lender; and

(d)	Borrower satisfies the requirements of Section 10(g) of the Senior Mortgage.

IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be executed as of the date hereinabove first written.

CONTINENTAL TOWERS ASSOCIATES III, L.L.C.,
a Delaware limited liability company

By: CONTINENTAL TOWERS ASSOCIATES II,
L.L.C., a Delaware limited liability company,
its sole member

By: CTA GENERAL PARTNER, LLC,
a Delaware limited liability company,
its sole member

By: CTA MEMBER, INC.,
a Delaware corporation,
its managing member

By: /s/ Paul G. Del Vecchio
Name: Yochanan Danziger,
by Paul G. Del Vecchio,
Attorney-In-Fact
Title: President

CONTINENTAL TOWERS, L.L.C.,
a Delaware limited liability company

By: CTA GENERAL PARTNER, LLC,
a Delaware limited liability company,
its sole member

By: CTA MEMBER, INC.,
a Delaware corporation,
its managing member

By: /s/ Paul G. Del Vecchio
Name: Yochanan Danziger,
by Paul G. Del Vecchio,
Attorney-In-Fact
Title: President

STATE OF ILLINOIS	§
§
COUNTY OF COOK	§

This instrument was ACKNOWLEDGED before me on November 21, 2006, by PAUL G. DEL VECCHIO, Attorney-In-Fact for YOCHANAN DANZIGER, the President of CTA MEMBER, INC., a Delaware corporation, as managing member of CTA GENERAL PARTNER, LLC, a Delaware limited liability company, as the sole member of CONTINENTAL TOWERS ASSOCIATES II, L.L.C., a Delaware limited liability company, as the sole member of CONTINENTAL TOWERS ASSOCIATES III, L.L.C., a Delaware limited liability company, on behalf of said limited liability company.

[S E A L]	/s/ Melita Strickland

Notary Public, State of Illinois

My Commission Expires:	Melita Strickland
5-4-2009	Printed Name of Notary Public

STATE OF ILLINOIS	§
§
COUNTY OF COOK	§

This instrument was ACKNOWLEDGED before me on November 21, 2006 by PAUL G. DEL VECCHIO, Attorney-In-Fact for YOCHANAN DANZIGER, the President of CTA MEMBER, INC., a Delaware corporation, as managing member of CTA GENERAL PARTNER, LLC, a Delaware limited liability company, as sole member of CONTINENTAL TOWERS, L.L.C., a Delaware limited liability company, on behalf of said limited liability company.

[S E A L]	/s/ Melita Strickland

Notary Public, State of Illinois

My Commission Expires:	Melita Strickland
5-4-2009	Printed Name of Notary Public

EXHIBIT A

Legal Description of Real Estate

REAL PROPERTY IN THE CITY OF ROLLING MEADOWS, COUNTY OF COOK, STATE OF ILLINOIS, DESCRIBED AS FOLLOWS:

PARCEL 1:

LOTS 1 AND 2 IN CASATI-HEISE SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 17 AND PART OF THE NORTHWEST 1/4 OF SECTION 16, BOTH IN TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 27, 1988 AS DOCUMENT NUMBER 88592766, (EXCEPTING THEREFROM THAT PART OF LOT 1 DEDICATED FOR ROADWAY PURPOSES ACCORDING TO PLAT RECORDED DECEMBER 2, 2002, AS DOCUMENT NUMBER 0021325095), IN COOK COUNTY, ILLINOIS.

PARCEL 2:

EASEMENTS APPURTENANT TO AND FOR THE BENEFIT OF PARCELS 1 AND 4, AS CREATED AND GRANTED AND SET FORTH IN EASEMENT AGREEMENT DATED AS OF SEPTEMBER 23, 1977 AND RECORDED OCTOBER 10, 1978 AS DOCUMENT NUMBER 24662689 AND AS AMENDED BY AMENDMENT TO EASEMENT AGREEMENT DATED AS OF MAY 15, 1980 AND RECORDED JUNE 10, 1980 AS DOCUMENT NUMBER 25482426 UPON, OVER AND UNDER PORTIONS OF LOTS 1 TO 6, INCLUSIVE, IN HEISE’S SUBDIVISION, A SUBDIVISION OF PART OF THE NORTHWEST 1/4 OF SECTION 16, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 23, 1977 AS DOCUMENT 24119807 AND ALSO OVER, UPON AND UNDER PORTIONS OF THAT PART OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF THE NORTHEAST 1/4 OF SECTION 17; THENCE SOUTHERLY ALONG THE EAST LINE OF SAID NORTHEAST 1/4 OF SECTION 17, A DISTANCE OF 80.0 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), AS DEDICATED AND RECORDED SEPTEMBER 24, 1929 AS DOCUMENT NUMBERS 10488005 AND 10488006; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 691.05 FEET FOR A POINT OF BEGINNING; THENCE SOUTH 0 DEGREES, 52 MINUTES EAST, 265.0 FEET; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST PARALLEL, WITH SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 196.11 FEET; THENCE NORTH 0 DEGREES, 27 MINUTES, 20 SECONDS EAST PARALLEL WITH THE WEST LINE OF SCHWAKE’S SUBDIVISION RECORDED AUGUST 11, 1970 AS DOCUMENT 21235091, NOW VACATED, 265.07 FEET TO SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58); THENCE NORTH 89 DEGREES, 08 MINUTES EAST, ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 190.0 FEET TO THE POINT OF BEGINNING, ALL IN COOK COUNTY, ILLINOIS, FOR THE OPERATION, MAINTENANCE, REPAIR, REPLACEMENT, RELOCATION AND REMOVAL OF A WATER SUPPLY LINE, SEWER AND OTHER UTILITIES, IN COOK COUNTY, ILLINOIS.

PARCEL 3:

EASEMENTS APPURTENANT TO AND FOR THE BENEFIT OF PARCELS 1 AND 4, AS CREATED AND GRANTED AND SET FORTH IN EASEMENT AGREEMENT DATED AS OF SEPTEMBER 23, 1977 AND RECORDED OCTOBER 10, 1978 AS DOCUMENT NUMBER 24662688 AND AS AMENDED BY AGREEMENT THERETO DATED AS OF NOVEMBER 21, 1979 AND RECORDED DECEMBER 17, 1979 AS DOCUMENT NUMBER 25284791 UPON AND UNDER PORTIONS OF THAT PART OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF THE NORTHEAST 1/4 OF SECTION 17; THENCE SOUTHERLY ALONG THE EAST LINE OF SAID NORTHEAST 1/4 OF SECTION 17, A DISTANCE OF 80.0 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), AS DEDICATED AND RECORDED SEPTEMBER 24, 1929 AS DOCUMENT NUMBERS 10488005 AND 10488006; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 691.05 FEET FOR A POINT OF BEGINNING; THENCE SOUTH 0 DEGREES, 52 MINUTES EAST, 265.0 FEET; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST PARALLEL WITH SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 196.11 FEET; THENCE NORTH 0 DEGREES, 27 MINUTES, 20 SECONDS EAST, PARALLEL WITH THE WEST LINE OF SCHWAKE’S SUBDIVISION, RECORDED AUGUST 11, 1970 AS DOCUMENT 21235091, NOW VACATED, 265.07 FEET TO SAID SOUTHERLY RIGHT-OF -WAY OF GOLF ROAD (STATE ROUTE 58); THENCE NORTH 89 DEGREES, 08 MINUTES EAST, ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 190 FEET TO THE POINT OF BEGINNING, ALL IN COOK COUNTY, ILLINOIS, FOR THE OPERATION, MAINTENANCE, REPAIR, REPLACEMENT, RELOCATION AND REMOVAL OF A WATER SUPPLY LINE, SEWER AND OTHER UTILITIES IN COOK COUNTY, ILLINOIS.

PARCEL 4:

LOT 3 IN CASATI-HEISE SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 17 AND PART OF THE NORTHWEST 1/4 OF SECTION 16, BOTH IN TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 27, 1988 AS DOCUMENT NUMBER 88592766, IN COOK COUNTY, ILLINOIS.

Common address: Continental Towers, 1701 Golf Road, Rolling Meadows, Illinois

PINS: 08-16-100-034, 08-16-100-035 and 08-16-100-036

EXHIBIT B

Other Loan Documents

1.	Amended and Restated Promissory Note dated as of the date executed by Borrower for the benefit of Lender.
2.	Second Amended and Restated Loan Agreement dated as of the date hereof by and among Borrower, Richard A. Heise, and Lender.
3.	Second Amended and Restated Mortgage dated as of the date hereof by and among Borrower and Lender.
4.	Amended and Restated Assignment of Rents and Leases dated as of the date hereof executed by Borrower for the benefit of Lender.
5.	Amended and Restated Environmental Indemnity Agreement dated as of the date hereof executed by Borrower for the benefit of Lender.
6.

Amended and Restated First Mortgage dated October 1, 1991, and recorded on January 2, 1992, as Document Number 92001888, from American National Bank and Trust Company of Chicago, as Trustee under Trust Agreement dated July 26, 1977, and known as Trust 40935 to General Electric Capital Corporation to secure an indebtedness in the amount of $152,106,073.00.

7.

First Amendatory Agreement dated April 30, 1993, and recorded June 9, 1993, as Document Number 93434372, between American National Bank and Trust Company of Chicago, as Trustee, Continental Towers Associates – I, General Electric Capital Corporation and other parties.

8.

Second Amendatory Agreement dated November 1, 1994, and recorded December 30, 1994, as Document Number 04084292, between American National Bank and Trust Company of Chicago, as Trustee, Continental Towers Associates – I, General Electric Capital Corporation and other parties.

9.

Loan Modification and Amended and Restated Loan Agreement dated June 1, 1995, and recorded August 17, 1995, as Document Number 95545031, between American National Bank and Trust Company of Chicago, as Trustee, Continental Towers Associates – I, General Electric Capital Corporation and other parties.

10.

Supplemental First Mortgage and Security Agreement dated June 1, 1995, and recorded August 17, 1995, as Document Number 95545032, between First Bank, N.A., as Successor Trustee to National Boulevard Bank of Chicago, not personally but solely as Trustee under Trust Agreement dated September 27, 1976, and known as Trust Number 5602 and General Electric Capital Corporation to secure an indebtedness in the amount of $156,306,073.00.

11.

First Amendment to Loan Modification and Amended and Restated Loan Agreement dated December 12, 1997, and recorded December 17, 1997, as Document Number 97947240, between American National Bank and Trust Company of Chicago, as Trustee, General Electric Capital Corporation, Continental Towers Associates-I and First Bank, N.A. as Trustee.

12.	Assignment of Liens and Documents dated December 12, 1997, and recorded December 17, 1997, as Document Number 97947241, from General Electric Capital Corporation to Prime Group Realty, L.P.
13.	Assignment of Liens and Documents dated December 15, 1997, and recorded December 17, 1997, as Document Number 97947243, from Prime Group Realty, L.P. to BankBoston, N.A.
14.	Reassignment of Liens and Documents dated May 4, 1998, and recorded May 18, 1998, as Document Number 98407007, from BankBoston, N.A. to Prime Group Realty, L.P.
15.

Assignment of Rents and Leases dated October 1, 1991, and recorded January 2, 1992, as Document Number 92001889, from American National Bank and Trust Company of Chicago, as Trustee under Trust 40935 to General Electric Capital Corporation. (Reassignment in item 9 above applies to this Assignment of Rents and Leases as well.)

16.

First Mortgage dated December 27, 1985, and recorded December 30, 1985, as Document 85342789, made by American National Bank and Trust Company, as Trustee under Trust 40935, to General Electric Capital Corporation, to secure an indebtedness of $105,000,000.00.

17.	Third Loan Modification Agreement (modifying item 11 above), dated December 1, 1988, and recorded January 10, 1989, as Document 89013686.
18.	Fourth Loan Modification Agreement (modifying item 11 above), dated December 1, 1989, and recorded January 25, 1990, as Document 90041713.
19.	Fifth Loan Modification Agreement (modifying item 11 above), dated December 1, 1990, and recorded March 8, 1991, as Document 91105421. (Reassignment in item 9 above applies to this Mortgage as well.)
20.

Assignment of Rents and Leases made by American National Bank and Trust Company, as Trustee under Trust 40935 to General Electric Capital Corporation dated December 27, 1985, and recorded December 30, 1985, as Document Number 85342790. (The reassignment in item 9 above and the Modification Agreements in items 12, 13 and 14 above apply to this Assignment of Rents and Leases as well.)

21.

1997 Promissory Note dated October 1, 1991, with an amended and restated effective date of December 12, 1997, in the original principal amount of $163,103,099.24 made by American National Bank and Trust Company of Chicago, as Trustee of Trust 40935, in favor of General Electric Capital Corporation.

22.

Lock Box Agreement dated as of July 27, 1995, by and among The Northern Trust Company, Trust 40935, Beneficiary and GECC as amended by First Amendment to Lock Box Agreement dated as of September 13, 1995, or a replacement of the foregoing with a different bank reasonably acceptable to holder pursuant to an agreement consistent with the foregoing (either as applicable, the “Lock Box Agreement”).

23.	Hazardous Substances Indemnity Agreement dated as of October 1, 1991, as amended by the Loan Agreement.
24.	All UCC Financing Statements executed in connection with any of the foregoing.

25.

Assumption Agreement between Prime Group Realty, L.P., Chicago Title Land Trust Company, as successor trustee under Trust No. 40935, Chicago Title Land Trust Company, as successor trustee under Trust No. 5602, Continental Towers Associates-I, L.P., Continental Towers, L.L.C., Richard A. Heise and Roland E. Casati.

EXHIBIT C

Credit Leases

Any Lease of all or any part of the Property in excess of (x) 90,000 rentable square feet (inclusive of expansion options), or (y) 20,000 rentable square feet (inclusive of expansion options) with a term greater than five (5) years (inclusive of extension options).